Exhibit 2.2

SECURED PROMISSORY NOTE

$2,500,000.00

Salt Lake City, Utah

February 23, 2004

FOR VALUE RECEIVED, the undersigned, EBIX, INC., a Delaware corporation (the “Company”), promises to pay to CRAIG WM. EARNSHAW (“Payee”) TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00). The outstanding principal amount under this Note shall be repaid by the Company on or before the earlier of (a) the fifth anniversary of the date hereof or (b) the date on which there occurs a Change in Control as defined in Section 6 (such date being the “Maturity Date”), all on the terms and conditions set forth below.

This Secured Promissory Note (this “Note”) is one of the duly authorized Notes issued pursuant to the Stock Purchase Agreement dated as of February 23, 2004 between the Company, Payee and the other parties named therein (the “Stock Purchase Agreement”) and is entitled to the benefits thereof.

The following is a statement of the rights of the Payee named herein and the conditions to which this Note is subject, and to which the Payee, by the acceptance of this Note, agrees:

1.                                      No Interest.  The Company shall pay no interest on the outstanding principal of this Note.

2.                                      Principal.  The Company shall make a principal payment on each anniversary of the date hereof to Payee in the amount of $500,000, with the final principal payment to be in an amount sufficient to repay all outstanding principal amounts due hereunder.

3.                                      Secured Obligation.  All obligations under this Note are secured by (i) the Security Agreement dated as of February 23, 2004 between the LifeLink Corporation, a Utah corporation, Payee and the other parties thereto (the “Security Agreement”) and (ii) the Stock Security Agreement dated as of February 23, 2004 between the Company, Payee and the other parties thereto (the “Stock Security Agreement”).

4.                                      Events of Default.  If any of the events specified in this Section 4 shall occur (herein individually referred to as an “Event of Default”), the Payee of the Note may, so long as such condition exists, declare the entire principal hereon immediately due and payable, by notice in writing to the Company:

(a)                                  a default in the payment of the principal of this Note when due and payable if such default is not cured by the Company within ten (10) days after the Payee has given the Company written notice of such default; or

(b)                                  Any material breach by the Company of any representation, warranty, or covenant in this Note or the Stock Purchase Agreement; provided, that, in the event of any such breach, to the extent such breach is susceptible to cure, such breach shall not have been cured by the Company within thirty (30) days after written notice to the Company of such breach; or

(c)                                  The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Code, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

(d)                                  If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

(e)                                  Any declared default of the Company under any Senior Debt (as defined below) that is not cured and that results in the holder thereof accelerating such Senior Debt.

If an Event of Default is cured or waived by the Payee, no Event of Default shall be deemed to have occurred under this Note.

5.                                      Subordination; Subrogation.  The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Senior Debt, as hereinafter defined.

(a)                                  Senior Debt; Senior Debt Documents.  As used in this Note, the term “Senior Debt” shall mean all current or future indebtedness of the Company pursuant to the Senior Debt Documents (defined below) and any such indebtedness issued in exchange for or to refinance such indebtedness by any bank, commercial finance lender, insurance company or like financial institution. The “Senior Debt Documents” shall collectively refer to the Business Loan Agreement between the Company and La Salle Bank National Association and all security agreements, guaranties, notes, instruments, documents and agreements executed by the Company or any other party in connection therewith, all amendments, restatements, substitutions, supplements or replacements thereof or thereto and any financing documentation which replaces the foregoing and pursuant to which the Senior Debt to La Salle Bank National Association or a replacement lender is refinanced.

(b)                                  Default on Senior Debt.  If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshalling of the assets and liabilities of the Company, or if this Note shall be declared due and payable upon the occurrence of an Event of Default or a declaration by the holder of the Senior Debt of any default under the Senior Debt Documents with respect to any Senior Debt or under any of the Senior Debt Documents, then (i) no amount shall be paid by the Company in respect of the principal of on this Note at the time outstanding, unless and until all principal of, interest on and other obligations owed to the holders of the Senior Debt then outstanding shall be satisfied, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Payee of this Note that shall assert any right to receive any payments in respect of the Senior Debt then outstanding.  If there occurs an Event of Default or an event of default that has been declared in writing with respect to any Senior Debt, or in the instrument under which any Senior Debt is outstanding, permitting the holder of such Senior Debt to accelerate the maturity thereof, then, unless and until such event of default under the Senior Debt Documents or Event of Default hereunder shall have been cured or waived or shall have ceased to exist, or all Senior Debt shall have been satisfied, no payment shall be made or accepted in respect of principal of this Note, unless within three (3) months after the happening of such event of default under the Senior Debt Documents, the maturity of such Senior Debt shall not have been accelerated.  Upon acceleration of the Maturity of the Senior Debt, no payments shall be made or accepted in respect of this Note until the Senior Debt is paid in full.

(c)                                  Effect of Subordination.  Subject to the rights, if any, of the holders of Senior Debt under this Section 5 to receive cash, securities or other properties otherwise payable or deliverable to the Payee of this Note, nothing contained in this Section 5 shall impair, as between the Company and the Payee, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Payee the principal hereof as and when the same become due and payable or shall prevent the Payee of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

(d)                                  Subrogation.  Subject to the payment in full of all Senior Debt and until this Note shall be paid in full, the Payee shall be subrogated to the rights of the holders of Senior Debt (to the extent of payments or distributions previously made to such holders of Senior Debt pursuant to the provisions of Section 5(b) above) to receive payments or distributions of assets of the Company applicable to the Senior Debt.  No such payments or distributions applicable to the Senior Debt shall, as between the Company and its creditors, other than the holders of Senior Debt and the Payee, be deemed to be a payment by the Company to or on account of this Note; and for the purpose of such subrogation, no payments or distributions to the holders of Senior Debt to which the Payee would be entitled except for the provisions of this Section 5 shall, as between the Company and its creditors, other than the holders of Senior Debt and the Payee, be deemed to be a payment by the Company to or on account of the Senior Debt.

(e)                                  Undertaking.  By its acceptance of this Note, each of the Payee and the Company agrees to execute and deliver such documents as may be reasonably requested from time to time by the other or the lender of any Senior Debt in order to implement the foregoing provisions of this Section 5.

6.                                      Prepayment.  Subject to Section 5 hereof, the Company may prepay this Note in whole or in part at any time before the Maturity Date without penalty.  Any partial prepayment shall be applied to reduce the principal amount outstanding.  Subject to Section 5 hereof, the Company shall be required to prepay this Note upon (a) an Event of Default, provided that proper notices have been given and any cure periods have expired, or (b) a Change of Control of the Company.  A “Change of Control” means (x) any acquisition of the Company by means of a merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary and in which the shareholders of the Company immediately prior to such transaction do not own a majority of the outstanding securities of the surviving entity immediately after such transaction, (y) a sale of all or substantially all of the Company’s assets, or (z) a sale of a majority of the outstanding shares of capital stock of the Company.

7.                                      Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Utah, exclusive of conflicts of law provisions.

8.                                      Entire Agreement.  This Note, the Security Agreement, the Stock Security Agreement and the Stock Purchase Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements with respect to the subject matter hereof and thereof.

9.                                      Amendments and Waivers.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Payee.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Company and Payee have executed this Subordinated Promissory Note as of the date first above written.

EBIX, INC.

By:	/s/ Richard J. Baum
Name: Richard J. Baum
Title: Chief Financial Officer

PAYEE:

/s/ Craig Wm. Earnshaw
Craig Wm. Earnshaw